Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES


                     September 30,  December 31,     June 30,     June 30,     June 30,     June 30,      June 30,
                         2000           1999           1999         1998         1997         1996          1995
Earnings to Fixed        0.60           0.12           1.03        (0.03)        0.99         1.33          1.45
Charges

Income before          $(2,051)       $(3,741)         $287      $(11,988)      $(142)       $5,121        $4,576
taxes

Fixed Charges:
Other Interest           1,499         1,117          2,263        2,801        3,831         4,975         3,837
Deposit Interest         4,726         3,151          7,467        8,785        10,000       10,550         6,426
                     -------------  ------------- ------------ ------------ ------------ ------------- -------------
                        $6,225         $4,268         $9,730      $11,586      $13,831       $15,525       $10,263
                     =============  ============= ============ ============ ============ ============= =============